As filed with the Securities and Exchange Commission on March 27, 2015
File No. 001-32891

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________
FORM 10/A
(AMENDMENT NO. 5)
 ______________________________________
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934
Hanesbrands Inc.

Maryland	20-3552316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080
Registrant’s telephone number, including area code
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The New York Stock Exchange
Preferred Stock Purchase Rights	The New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company ☐
(do not check if a smaller reporting company)

Explanatory Note

This Form 10/A is being filed by Hanesbrands Inc. (the “Company,” “we,” “our” and “us”) to amend and restate in its entirety Item 11 to the Form 10 filed with the Securities and Exchange Commission on May 24, 2006, as amended, solely for the purpose of describing certain changes in the terms of its preferred stock purchase rights resulting from the Company’s amendment of its stockholder rights plan.

Item 11. Description of Registrant’s Securities to be Registered.

The following description is a summary of the material terms of our capital stock and is qualified in its entirety by reference to our charter and bylaws which are incorporated hereby by reference. For a complete description, we refer you to the Maryland General Corporate Law and our charter and bylaws.

General

Our charter provides that we may issue up to 2 billion shares of common stock, par value $0.01 per share, and up to 50 million shares of preferred stock, par value $0.01 per share, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of January 3, 2015, there were 100,199,650 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. 500,000 shares of preferred stock are designated Junior Participating Preferred Stock, Series A and reserved for issuance upon the exercise of rights under our rights agreement described below. See “—Preferred Stock” and “—Rights Agreement.” The Maryland General Corporation Law, or “MGCL,” provides that our stockholders are not obligated to us or our creditors with respect to our stock, except to the extent that the subscription price or other agreed upon consideration has not been paid.

Common Stock

General

Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of our assets legally available for the payment of dividends. Holders of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to, and may be adversely affected by, the preferential rights granted to any other class or series of our stock.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. A plurality of all votes cast at a stockholders meeting at which a quorum is present will be sufficient for the election of directors, and there is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding shares of common stock can elect all of the directors nominated for election.

Under MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside of the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for the approval of these matters by a lesser percentage, as long as such percentage is not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval by a majority of all the votes entitled to be cast in these situations.

Holders of our common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Our common stock is and will remain uncertificated. Therefore our stockholders will not be able to obtain stock certificates.
Preferred Stock Purchase Rights

We adopted a stockholder rights plan on September 1, 2006 which we subsequently amended on March 26, 2015. As a result, each outstanding share of common stock has attached to it a right entitling its holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock (subject to antidilution provisions) upon the occurrence of certain triggering events. Until one of those triggering events occurs, or the rights are earlier redeemed or expired, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which they are attached.

The rights will become exercisable ten days after any person or group publicly announces that it beneficially owns 15% (20% in the case of passive institutional investors) or more of the outstanding shares of our common stock, or ten business days after a person or group announces an offer to acquire 15% (20% in the case of passive institutional investors) or more of the outstanding shares of common stock, whichever occurs first. In the event that the rights become exercisable, we will distribute separate rights certificates evidencing the rights to all holders of our common stock held prior to the triggering event. Each right will then entitle its holder (except the acquiring party) to purchase the number of shares of common stock having a market value of two times the exercise price of the right.

In the event that, following a triggering event, we merge into or consolidate with, or transfer 50% or more of our consolidated assets or earning power to another entity (other than us or our subsidiaries), each right will then entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

Our board of directors may redeem the rights, as a whole, at a price of $0.001 per right (subject to certain adjustments), at any time until the earlier of ten days following the date of the public announcement that the acquiring party acquired 15% (20% in the case of passive institutional investors) or more of our common stock and the expiration date of the rights (which will be the tenth anniversary of the adoption of the plan).

For so long as the rights continue to be associated with our common stock, each new share of common stock we issue will include a right. Stockholders will not be required to pay any separate consideration for the rights issued with our common stock.

For a more detailed discussion of the rights under our rights agreement, please see “—Rights Agreement.”

Preferred Stock

Junior Participating Preferred Stock, Series A

Shares of our Junior Participating Preferred Stock, Series A, or “Series A Preferred Stock,” are reserved for issuance upon exercise of the rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A Preferred Stock, see “—Rights Agreement.” Shares of our Series A Preferred Stock may only be purchased after the rights have become exercisable, and each share of Series A Preferred Stock:

•	will rank junior to our common stock and other senior series of stock as provided in the terms of such series of stock;

•
will entitle holders to a quarterly dividend in an amount equal to the greater of (a) a fixed dollar amount (to be established by our board at the time the plan is adopted), or (b) the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate per share amount of all dividends;

•	will entitle holders to 1,000 votes (subject to antidilution adjustment) on all matters submitted to a vote of our stockholders;

•
in the event of a liquidation, will entitle holders to a preferred liquidation payment equal to the greater of (a) fixed dollar amount per share (to be established by the board at the time the plan is adopted), plus accrued and unpaid dividends, and (b) an aggregate amount per share equal to the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate amount to be distributed per share to holders of our common stock; and

•
in the event of any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will entitle holders to exchange their Series A Preferred Stock in an amount per share equal to the product of (i) 1,000 (subject to antidilution adjustment) and (ii) the aggregate amount of stock, securities, cash and/or other property into which or for which each share of our common stock is changed or exchanged.

The Series A Preferred Stock is not redeemable.

The exercise price of our Series A Preferred Stock, the number of shares of our Series A Preferred Stock issuable and the number of outstanding rights will adjust to prevent dilution that may result from a stock dividend, stock split or reclassification of the Series A Preferred Stock or our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Investor Services, LLC.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HBI.”

Certain Provisions of Maryland Law and of Our Charter and Bylaws That Could Have the Effect of Delaying, Deferring or Preventing a Change in Control

Provisions of MGCL, our charter and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation with such proponent could result in an improvement of their terms.

Board of Directors

Our charter and bylaws provide that the number of our directors may be established by the board of directors. Our charter provides that any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

Our board of directors is not currently classified. However, it would be permissible under MGCL for our board of directors to classify or declassify itself without stockholder approval.

Our charter provides that, subject to the rights of one or more classes or series of preferred stock, a director may be removed from office only for cause and then only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of such director. For the purpose of the charter, cause means the conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the corporation through bad faith or active and deliberate dishonesty.

Authority to Issue “Blank Check” Preferred Stock

Our charter authorizes our board of directors to authorize “blank check” preferred stock. Our board of directors can classify and issue from time to time any unissued shares of preferred stock and reclassify any previously classified but unissued shares of any series of preferred stock. The applicable terms of a particular series of preferred stock shall be set forth in the articles supplementary to our charter establishing such series of preferred stock. These terms must include, but are not limited to, some or all of the following:

•	title of the series;

•	the number of shares of the series, which number our board of directors may thereafter increase or decrease;

•	whether and in what circumstances the holder is entitled to receive dividends and other distributions;

•	whether (and if so, when and on what terms) the series can be redeemed by us or the holder or converted by the holder;

•	whether the series will rank senior or junior to or on parity with any other class or series of preferred stock; and

•	voting and other rights of the series, if any.

Unless otherwise described in the articles supplementary, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets of the amount specified in the applicable articles supplementary.

Holders of our preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Power to Reclassify Shares of Our Common and Preferred Stock

Our charter also authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of capital stock, and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue. Prior to issuance of shares of each class or series, our board of directors is required under MGCL and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or in the amount of voting securities outstanding by at least 20%. If the approval of our stockholders is not required for the issuance of our common stock or preferred stock, our board of directors may determine not to seek stockholder approval. Although we have no present intention of doing so, we could issue a class or series of stock that could, depending on the terms of such class or series, have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise believed to be in the best interest of our stockholders.

Business Combinations

Under MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include certain mergers, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by the holders of voting stock of the corporation other than voting shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The statute provides for various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder and business combinations in which the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The business combination statute could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise believed to be in the best interest of our stockholders.

Control Share Acquisitions

Maryland’s control share acquisition statute provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock, which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days after a request and written undertaking to consider the voting rights of the control shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including delivery of an acquiring person statement and a written undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value of the control shares is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may elect to exercise appraisal rights.

The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting any and all acquisitions by any person of shares of our stock from Maryland’s control share acquisition statute. Our board of directors may, however, amend or eliminate this provision in the future without stockholder approval.

Amendments to the Charter

Subject to certain exceptions, our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of not less than a majority of all of the votes of our capital stock entitled to be cast on the matter. Among the exceptions provided for in the charter, the board of directors may, without action by our stockholders, amend our charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue, or change the name or designation or par value of any class or series of our capital stock or the aggregate par value.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual or special meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of the board of directors; or

•
by a stockholder who is a stockholder of record as of the meeting date and as of the date notice of the nominee or proposal of business is delivered to us, who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in our bylaws.

In order to comply with the advance notice procedures of our bylaws, a stockholder must give written notice to our corporate secretary at least 120 days, but no more than 150 days in advance of the anniversary of the date that we mailed the notice for the preceding year’s annual meeting. For nominations to the board, the notice must include information about the director nominee, including his or her name, holdings of our stock, as well as information required by SEC rules regarding elections to boards of directors. For other business that a stockholder proposes to bring before the meeting, the notice must include the reasons for proposing the business at the meeting and a discussion of the stockholder’s material interest in such business. Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about the stockholder and the stockholder’s holdings of our stock.

With respect to special meetings of stockholders, only the business specified in our notice of the special meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only:

•	pursuant to our notice of the special meeting;

•	by the board of directors; or

•
provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record as of the meeting date and as of the date notice of the nominee or proposal of business is delivered to us, who is entitled to vote at the meeting and who has complied with the advance notice provisions provided for in our bylaws.

Stockholder Action by Written Consent

Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken without a meeting only by a unanimous written consent of all of the stockholders entitled to vote on the matter or, if the action is advised and submitted to the stockholders for approval by the board of directors, by a written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary for such action at a meeting of stockholders.

Rights Agreement

We adopted a stockholder rights plan pursuant to which one preferred stock purchase right has been distributed with and is attached to each share of our common stock. Each right entitles its holder, under the circumstances described below, to purchase from us one one-thousandth of a share of our Series A Preferred Stock at an initial exercise price per right described below. The description and terms of the rights are set forth in a rights agreement between us and Computershare Trust Company, N.A., as rights agent, dated September 1, 2006, as amended on March 26, 2015 (as amended, the “rights agreement”). The following description of the rights is a summary and is qualified in its entirety by reference to the rights agreement.

Initially, the rights are associated with our common stock and evidenced by book-entry statements, which contain a notation incorporating the rights by reference. Each right is currently transferable only with the transfer of the underlying share of common stock. The rights will become exercisable and separately certificated and transferable only upon the rights distribution date, which will occur upon the earlier of:

•
ten days following a public announcement by us that a person or group (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% (20% in the case of passive institutional investors) or more of our outstanding shares of common stock (the date of the announcement being the “stock acquisition date”); or

•
ten business days (or later if so determined by our board of directors) following the commencement of or public disclosure of an intention to commence a tender offer or exchange offer by a person if, after acquiring the maximum number of securities sought pursuant to such offer, such person, or any affiliate or associate of such person, would be an acquiring person.

Until the rights distribution date, the transfer of any shares of common stock outstanding also will constitute the transfer of the rights associated with such shares. The initial exercise price per right is $75.00 per one one-thousandth of a share of Series A Preferred Stock.

For purposes of calculating the beneficial ownership limits necessary to determine whether a rights distribution date has occurred, the rights agreement defines passive institutional investors to include any stockholder which has reported their beneficial ownership of our common stock on Schedule 13G, but only so long as (i) the stockholder is eligible to report such ownership on Schedule 13G and (ii) the stockholder has not reported and is not required to report such ownership on Schedule 13D (and does not hold shares of common stock on behalf of any person who has reported or is required to report beneficial ownership on Schedule 13D). If any former passive institutional investor reports or becomes required to report its beneficial ownership of our common stock on Schedule 13D, the former passive institutional investor will not be deemed to be or to have become an acquiring person if: (i) at the time it reports or becomes required to report beneficial ownership of our common stock on Schedule 13D, that former passive institutional investor has beneficial ownership of less than 15% of the our common stock; or (ii) (a) it divests as promptly as practicable (but in any event not later than 20 business days after becoming required to report on Schedule 13D) beneficial ownership of a sufficient number of shares of our common stock, without exercising or retaining any power with respect thereto, so that it would no longer be an acquiring person and (b) prior to reducing its beneficial ownership to below 15%, it does not increase its beneficial ownership of common stock above its lowest beneficial ownership at any time during the 20-business day period.

As soon as practicable after the rights distribution date, the rights agent will mail to each record holder of our common stock as of the close of business on the rights distribution date certificates evidencing the rights. From and after the rights distribution date, the separate certificates alone will represent the rights. Except as otherwise provided in the rights agreement, only shares of common stock issued or sold by us prior to the rights distribution date will receive rights.

The rights are not exercisable until the rights distribution date and will expire in September 2016, unless earlier redeemed or exchanged by us as described below.

Upon our public announcement that a person or group has become an acquiring person (a “flip-in event”), each holder of a right (other than any acquiring person and certain related parties, whose rights will have automatically become null and void) will have the right to receive, upon exercise, common stock with a value equal to two times the exercise price of the right.

For example, at an exercise price of $100 per right, each right not owned by an acquiring person (or by certain related parties) following a flip-in event would entitle its holder to purchase $200 worth of common stock (or other consideration, as described above) for $100. Assuming that the common stock had a per share value of $50 at that time, the holder of each valid right would be entitled to purchase four shares of common stock for $100.

In the event that, at any time after a person becomes an acquiring person:

•	we are acquired in a merger or other business combination in which we are not the surviving entity;

•
we are acquired in a merger or other business combination in which we are the surviving entity and all or part of our common stock is converted into or exchanged for securities of another entity, cash or other property;

•	we effect a share exchange in which all or part of our common stock is exchanged for securities of another entity, cash or other property; or

•	50% or more of our assets or earning power is sold or transferred,

(the above events being “business combinations”) then each holder of a right (except rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

The exercise price of our Series A Preferred Stock, the number of shares of Series A Preferred Stock issuable and the number of outstanding rights will adjust to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Series A Preferred Stock or common stock.

We may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time prior to the earlier of the stock acquisition date and the rights expiration date. Immediately upon the action of our board of directors authorizing any redemption, the rights will terminate and the holders of rights will only be entitled to receive the redemption price.

At any time after a person becomes an acquiring person and prior to the earlier of (i) the time any person, together with all affiliates and associates, becomes the beneficial owner of 50% or more of our outstanding common stock and (ii) the occurrence of a business combination, our board of directors may cause us to exchange for all or part of the then-outstanding and exercisable rights shares of our common stock at an exchange ratio of one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

Until a right is exercised, its holder, as such, will have no rights as a stockholder with respect to such rights, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not result in the recognition of taxable income by our stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a triggering event.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights. From and after the stock acquisition date, however, no amendment can adversely affect the interests of the holders of the rights.

The rights have certain anti-takeover effects. For example, the rights will cause substantial dilution to any person or group who attempts to acquire a significant interest in us without advance approval from our board of directors. As a result, the overall effect of the rights may be to render it more difficult or to discourage any attempt to acquire us, even if the acquisition would be in the best interest of our stockholders. Because we can redeem the rights, the rights will not interfere with a merger or other business combination approved by our board of directors.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 5 to the Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on March 27, 2015.

HANESBRANDS INC.

By:	/s/ Joia M. Johnson
Joia M. Johnson
Chief Legal Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1
Articles of Amendment and Restatement of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

3.2
Articles Supplementary (Junior Participating Preferred Stock, Series A) (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

3.3
Articles of Amendment to Articles of Amendment and Restatement of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2015).

3.4
Amended and Restated Bylaws of Hanesbrands Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2008).

3.5
Rights Agreement between Hanesbrands Inc. and Computershare Trust Company, N.A., Rights Agent. (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

3.6
First Amendment to Rights Agreement dated March 26, 2015 between Hanesbrands Inc. and Computershare Trust Company, N.A. (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2015).

3.7	Form of Rights Certificate (incorporated by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).